Exhibit 8.1

MORRISON & FOERSTER LLP
SAN FRANCISCO	ATTORNEYS AT LAW	NEW YORK

LOS ANGELES		WASHINGTON, D.C.

DENVER	555 WEST FIFTH STREET	NORTHERN VIRGINIA

PALO ALTO	LOS ANGELES, CALIFORNIA 90013-1024	LONDON

WALNUT CREEK	TELEPHONE (213) 892-5200	BRUSSELS

SACRAMENTO	TELEFACSIMILE (213) 892-5454	HONG KONG

CENTURY CITY		BEIJING

ORANGE COUNTY		SHANGHAI

SAN DIEGO		SINGAPORE

TOKYO

August 28, 2003

Essex Property Trust, Inc.

925 East Meadow Drive

Palo Alto, California 94303

Ladies and Gentlemen:

We have acted as counsel to Essex Property Trust, Inc., a Maryland corporation (the “Company”), in connection with the registration of up to $342,119,250 aggregate amount of securities of the Company, consisting of an indeterminate amount of shares of preferred stock, par value $0.0001 per share. The above-referenced securities of the Company are the subject of a registration statement (the “Registration Statement”) on Form S-3 filed by the Company on August 28, 2003, with the Securities Exchange Commission (“SEC”) under the Securities Act of 1933 (the “Securities Act”). Capitalized terms not defined herein shall have the meanings ascribed to them in the certificate (or incorporated therein by reference), dated August 28, 2003 (the “Certificate”), delivered to Morrison & Foerster LLP by the Company and Essex Portfolio, L.P. (the “Operating Partnership”) which provides certain representations by them relevant to this opinion.

You have requested our opinion as to certain federal income tax matters regarding the Company. This opinion is solely for the benefit of the Company, and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

In our capacity as counsel to the Company and for purposes of rendering this opinion, we have examined and relied upon the following, with your consent: (i) the Certificate, (ii) the Registration Statement, (iii) the Partnership Agreement of the Operating Partnership and (iv) such other documents as we have considered relevant to our analysis. In our examination of such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

Furthermore, our opinion is based on (a) our understanding of the facts as represented to us in the Certificate and (b) the assumption that (i) the Operating Partnership has a valid legal existence under the laws of the state in which it was formed and has operated in accordance with the laws of such state, (ii) the Company and the

MORRISON & FOERSTER LLP

Essex Property Trust, Inc.

August 28, 2003

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Operating Partnership are operated, and will continue to be operated, in the manner described in the Certificate, (iii) the facts contained in the Registration Statement are true and complete in all material respects, (iv) all representations of fact contained in the Certificate are true and complete in all material respects, and (v) any representation of fact in the Certificate that is made “to the knowledge” or similarly qualified is correct without such qualification. We have not undertaken any independent inquiry into or verification of these facts either in the course of our representation of the Company or for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate.

We also note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations made to us for purposes of this opinion. In particular, the qualification and taxation of the Company as a REIT for federal income tax purposes depend upon the Company’s ability to meet on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Code. To the extent that the facts differ from those represented to or assumed by us herein, our opinion should not be relied upon.

Our opinion herein is based on existing law as contained in the Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of Internal Revenue Service (the “IRS”) and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree, with our conclusions.

MORRISON & FOERSTER LLP

Essex Property Trust, Inc.

August 28, 2003

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Based upon, and subject to, the foregoing and the next paragraph below, we are of the opinion that:

(1)  Commencing with its taxable year ended December 31, 1994 through its taxable year ended December 31, 2002, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and if it continues to be organized and operated after December 31, 2002 in the same manner as it has prior to that date, it will continue to so qualify, and

(2)  We have reviewed the statements included under the heading “Material U.S. Federal Income Tax Considerations” in the prospectus that is contained in the Registration Statement, and insofar as such statements pertain to matters of law or legal conclusions, they are correct in all material respects.

We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the IRS, and court decisions.

This opinion is furnished to you solely for use in connection with the Registration Statement and the prospectus contained therein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name in the prospectus contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/    MORRISON & FOERSTER LLP